Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of ownership

JinkoSolar Technology Limited (“Paker”)*	November 10, 2006	Hong Kong	100%

Jinko Solar Co., Ltd. (“Jiangxi Jinko”)	December 13, 2006	PRC	100%

Zhejiang Jinko Solar Co., Ltd.(“Zhejiang Jinko”)	June 30, 2009	PRC	100%

Jinko Solar Import and Export Co., Ltd. (“Jinko Import and Export”)	December 24, 2009	PRC	100%

JinkoSolar GmbH (“Jinko GmbH”)	April 1, 2010	Germany	100%

Zhejiang Jinko Trading Co., Ltd.(“Zhejiang Trading”)	June 13, 2010	PRC	100%

Xinjiang Jinko Solar Co., Ltd.	May 30, 2016	PRC	100%

Yuhuan Jinko Solar Co., Ltd.	July 29, 2016	PRC	100%

JinkoSolar (U.S.) Inc. (“Jinko US”)	August 19, 2010	USA	100%

Jiangxi Photovoltaic Materials Co., Ltd (“Jiangxi Materials”)	December 10, 2010	PRC	100%

JinkoSolar (Switzerland) AG(“Jinko Switzerland”)	May 3, 2011	Switzerland	100%

JinkoSolar (US) Holdings Inc.(“Jinko US Holding”)	June 7, 2011	USA	100%

JinkoSolar Italy S.R.L. (“Jinko Italy”)	July 8, 2011	Italy	100%

JinkoSolar SAS (“Jinko France”)	September 12, 2011	France	100%

Jinko Solar Canada Co., Ltd (“Jinko Canada”)	November 18, 2011	Canada	100%

Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko Australia”)	December 7, 2011	Australia	100%

Jinko Solar Japan K.K. (“JinkoSolar Japan”)	May 21, 2012	Japan	100%

JinkoSolar Power Engineering Group Limited (“JinkoSolar Power”)	November 12, 2013	Cayman	100%

Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of ownership

JinkoSolar WWG Investment Co., Ltd (“WWG Investment”)	April 8, 2014	Cayman	100%

JinkoSolar Comércio do Brazil Ltda (“JinkoSolar Brazil”)	January 14, 2014	Brazil	100%

Projinko Solar Portugal Unipessoal LDA. (“JinkoSolar Portugal”)	February 20, 2014	Portugal	100%

JinkoSolar Mexico S.DE R.L. DE C.V. (“JinkoSolar Mexico”)	February 25, 2014	Mexico	100%

Shanghai Jinko Financial Information Service Co., Ltd	November 7, 2014	PRC	100%

Jinko Solar Technology SDN.BHD. (“JinkoSolar Malaysia”)	January 21, 2015	Malaysia	100%

Jinko Huineng Technology Services Co., Ltd	July 14, 2015	PRC	100%

Zhejiang Jinko Solar Power Sales Co., Ltd	July 29, 2015	PRC	100%

JinkoSolar Enerji Teknolojileri Anonlm Sirketi	July 25, 2012	Turkey	100%

Jinko Sweihan (HK) Limited	October 4, 2016	HongKong	100%

Jinko Solar (Shanghai) Managemet Co., Ltd	July 25, 2012	PRC	100%

JinkoSolar Trading Privated Limted	February 6, 2017	India	100%

JinkoSolar LATAM Holding Limited	August 22, 2017	Hong Kong	100%

JinkoSolar Middle East DMCC	November 6, 2016	Emirates	100%

Jinko Power International (Hongkong) Limited	July 10, 2015	Hong Kong	100%

JinkoSolar International Development Limited	August 28, 2015	Hong Kong	100%

Jinkosolar Household PV Technology Holding Co., Ltd.	December 30, 2014	Cayman	100%

Jinkosolar Household PV System Ltd.	January 12, 2015	BVI	100%

Canton Best Limited(“Canton Best BVI”)	September 16, 2013	BVI	100%

Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of ownership

Wide Wealth Group Holding Limited(“Wide Wealth Hong Kong”) ****	June 11, 2012	Hong Kong	100%

JinkoSolar (Luxembourg) Holding S.A.R.L	December 20, 2013	Luxembourg	100%

Jinko Power International (U.S.) Inc.	April 26, 2016	USA	100%

JinkoSolar Investment PTE. LTD.	January 13, 2012	Singapore	100%

Jinko Renewable Energy Development	June 6, 2016	Mexico	100%

Solar Park Viborillas S. de R. L. de C.V.	June 6, 2016	Mexico	100%

Energía Solar Cuncunul S. de R.L. de C.V.	June 6, 2016	Mexico	100%

Energía Solar San Ignacio S. de R. L. de C.V.	June 6, 2016	Mexico	100%

Jinko Power International (Singapore) PTE. LTD.	April 6, 2016	Singapore	100%

JinkoSolar Development GK	April 18, 2014	Japan	100%

JinkoSolar Development Japan K.K	January 30, 2014	Japan	100%

Hirasawa Power East Godo	October 17, 2016	Japan	100%

JinkoSolar Argentian I Limited	January 11, 2017	HongKong	100%

Cordillera Solar I S.A.	January 25, 2017	Argentina	100%

Jinko Power Japan 1GK	January 25, 2017	Japan	100%

JinkoSolar Spain Holding S.L	Septermber 25, 2017	Spain	100%

China Technology Solar Power Group Limited	Novermber 11, 2009	BVI	100%

JinkoSolar Chile SPA	December 12, 2013	Chile	100%

Jiaxing Jinko Photovoltaic Systems Development Co., Ltd.	December 26, 2016	PRC	100%

JinkoSolar Technology (Haining) Co., Ltd.	December 15, 2017	PRC	100%

Boyang Ruixin Information Technology Co., Ltd.	December 19, 2017	PRC	100%

Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of ownership

JinkoSolar (Kenya) Limited	November 25, 2013	Kenya	100%

JinkoSolar (U.S.) Industrial Inc.	November 16, 2017	USA	100%

*In the fourth quarter of 2016, JinkoSolar Technology disposed of Zhejiang Jinko Financial Leasing Co., Ltd with the consideration of RMB183 million (US$26.4 million). Loss of disposal amounted to RMB15.2 million (US$2.2 million) was recognized. Considerations associated with the transaction amounted to RMB13.1 million (US$2.0 million) had been collected as of December 31, 2017.

**In the fourth quarter of 2017, JinkoSolar International Development Limited disposed Lotapera, S.L. with the consideration of RMB27,308 (USD4, 179). Gain on disposal amounted to RMB102,288 (USD 15,721) was recognized. Considerations associated with the transaction have not been collected as of December 31, 2017.

**In the fourth quarter of 2017, JinkoSolar International Development Limited disposed four Mexican power plants, including Energia Solar AHU, S.de R.L. de C.V., Energia Solar CAB, S.de R.L. de C.V., Energia Solar MAZ, S.de R.L. de C.V., and PV Energy SAM, S.de R.L. de C.V., with the consideration of RMB1,326 (USD204). Gain on disposal amounted to RMB154, 782 (USD 23,790) was recognized. Considerations associated with the transaction have not been collected as of December 31, 2017

**In the fourth quarter of 2016, JinkoSolar International Development Limited disposed of Jinko Solar (Thailand) Co. Ltd with the consideration of RMB2.4 million (US$0.4 million). Loss of disposal amounted to RMB0.1 million (US$0.02 million) was recognized. Considerations associated with the transaction had been fully collected as of December 31, 2017.

***In the fourth quarter of 2016, Wide Wealth Hong Kong disposed all of the 55% equity interest indirectly held by the Company in Jiangxi Jinko Engineering to Shangrao Kangsheng Technology Co., Ltd., a company incorporated with limited liability under the laws of the People’s Republic of China, formed by a buyer consortium led by Mr. Xiande Li, chairman of our board of directors for a total consideration of US$250 million.

In conjunction, JinkoSolar Power repurchased all of its Series A, Series A-1 and Series A-2 redeemable convertible preferred shares with considerations of US$225 million from the preferred shareholders, while Wide Wealth Hong Kong agreed to transfer the 45% equity interest of Jiangxi Jinko Engineering to related entities of the preferred shareholders with a total consideration of US$225 million. These two transactions were net-settled as agreed among JinkoSolar Power, Wide Wealth Hong Kong and the preferred shareholders.